EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Provides Improved Outlook for the First Quarter of 2004

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., April 12, 2004 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, is updating its outlook for the first quarter of 2004.

The Company’s previous outlook for the first quarter of 2004, was for total revenue to be similar to the $118.2 million in the fourth quarter of 2003 and operating margin for the first quarter of 2004 to be somewhere between the third and fourth quarter of 2003 levels. Operating income in the third and fourth quarter of 2003 were $10.7 million and $21.0 million, respectively.

Based on current estimates for the first quarter of 2004, the Company expects total revenue to exceed the $118.2 million of revenue in the fourth quarter of 2003. With the increase in total revenue, the Company also expects operating results to be similar to the fourth quarter of 2003.

The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company’s 2004 fiscal year contains 53 weeks. The additional week is included in the Company’s first quarter of 2004. As such, the first quarter of 2004 is comprised of 14 weeks and all other quarters in 2004 will include 13 weeks.

The Company expects to release its first quarter of 2004 financial results after the close of the U.S. stock market on April 28, 2004.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the statements regarding current estimates for the first quarter of 2004 regarding revenue and operating results. The Company’s actual results could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, variability in demand for and average selling price of disks, the Company’s ability to achieve its operating yield, cost and profitability targets, the impact of demand variation on factory utilization, the Company’s ability to satisfy customer qualification requirements, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.